Exhibit 99.1

News Release

Sabre Implements New Policy for Airlines in DCA 3 Distribution Agreements

Responds to new ticket fees imposed by Northwest Airlines

SOUTHLAKE, Texas, August 24, 2004 — Sabre Travel Network, a Sabre Holdings company (NYSE: TSG), today announced that it is instituting a new policy for any airline participating in the direct-connect availability (DCA) three-year program which charges a fee on tickets issued through Sabre that is not also applied to the airline’s own website.  The policy goes into effect today for Northwest Airlines in response to its announcement today imposing new ticketing fees on all domestic tickets issued through U.S. and Canadian travel agencies using a global distribution system (GDS).

Sabre has concluded such behavior is contrary to the letter and the spirit of the DCA 3 agreements.

 “We are taking proactive measures to protect consumers from hidden and selective fare increases.  And we are standing up for online and offline travel agents, who have long-provided great service to consumers and corporations,” said John Stow, president of Sabre Travel Network.

Under the new policy, Sabre will take a series of actions applicable to any airline not honoring its commitment to provide fare parity for Sabre users.  Initial actions include:

•	Ensuring more prominent display for those carriers providing the full complement of fares as required under the agreement;
•	Discontinuing access to system data and tools enjoyed by other DCA 3 participants; and
•	Withholding a portion of the discounts available under the DCA 3 program.

“The Sabre DCA 3 program was introduced in late 2002 and was applauded by the travel industry for its role in eliminating fare confusion in the marketplace.  It is unfortunate that Northwest Airlines is attempting to reintroduce that confusion; it is anti-consumer and anti-travel agent,” Stow said.

Northwest Airlines signed the DCA Three-Year Option in July of 2003.  The agreement guarantees Sabre Holdings access to all published fares, promotions and services of a participating airline.  This includes all fares that the airline sells through any third-party Web site and through its own Web site and reservation offices.  Additionally, the airline agreed to provide equal opportunities for Sabre connected agents to have access to promotions that the airline may make available through other channels, including competing reservation systems and third-party Web sites.

About Sabre Travel Network

Sabre Travel Network, a Sabre Holdings company, provides access to the world’s leading global distribution system (GDS) enabling agents at more than 53,000 agency locations worldwide to be travel experts.  The Sabre GDS, the first system to connect the buyers and sellers of travel, today includes more than 400 airlines, approximately 60,000 hotels, 37 car rental companies, nine cruise lines, 35 railroads and 220 tour operators.  Key brands of Sabre Travel Network include GetThere, the leading Web-based corporate travel reservation technology, and Jurni Network, the unique leisure travel agency consortium that enables members to sell more products from preferred travel suppliers using sophisticated market intelligence.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at <http://www.sabre-holdings.com>.

Cautionary Statement

Statements in this release which are not purely historical facts or which necessarily depend upon future events, including statements about future plans, the expected effects of the new policy outlined in this release or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings Corporation on the date this report was submitted. Sabre Holdings Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to structural changes within the travel industry, such as travel suppliers seeking alternative distribution models, or Sabre Holdings Corporation’s revenues being highly dependent on the travel and transportation industries. Sabre Holdings Corporation may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Sabre Holdings Corporation’s most recent filing on Form 10-Q with the Securities and Exchange Commission.